Exhibit 10.1
*Confidential Treatment Requested

CEPHEID
2015 EQUITY INCENTIVE PLAN
NOTICE OF PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD
(Performance Period – Fiscal Years 2016 – 2018)

Unless otherwise defined herein, the terms defined in the Cepheid 2015 Equity Incentive Plan, as amended from time to time (the “Plan”), shall have the same meanings in this Notice of Performance-Based Restricted Stock Unit Award (the “Notice”) and the attached Agreement (as defined below).
You (“Participant”) have been granted an award (the “Award”) of Performance-Based Restricted Stock Units (“Units”) under the Plan subject to the terms and conditions of the Plan, this Notice and the Performance-Based Restricted Stock Unit Award Agreement, including any special terms and conditions set forth in the any appendix attached thereto (each, an “Appendix”) (the Performance-Based Restricted Stock Unit Award Agreement and any Appendix are collectively referred to as the “Agreement”).

Participant:
Grant Number:
Date of Grant:
Target Number of Units:
Maximum Number of Units:	125% of the Target Number of Units
Performance Period:	January 1, 2016 – December 31, 2018
Earned Units:	Except as otherwise provided by Sections 3 and 4 of the Agreement, the number of Earned Units (if any) shall equal the number of Units determined pursuant to Appendix A to the Agreement.
Vesting Schedule & Vested Units:
Except as otherwise provided by Sections 3 and 4 of the Agreement, provided that Participant’s Service has not terminated prior to the completion of the Performance Period, the Earned Units for the Performance Period, if any, shall become vested Units upon the certification by the Compensation Committee on the Certification Date.

Expiration Date:
This Award expires on the latest of: (i) Settlement Date, if applicable, following any required certification by the Compensation Committee on the Certification Date or (ii) the date that the Compensation Committee determines that the Performance Metrics have not been satisfied; provided, however, that it will expire earlier if Participant’s Service terminates earlier, as described in the Agreement.

***Certain omitted portions of this exhibit have been filed with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2 promulgated under the Securities Exchange Act of 1934

You understand that your employment or consulting relationship or service with the Company or a Parent or Subsidiary of the Company is for an unspecified duration, can be terminated at any time, and that nothing in this Notice, the Agreement or the Plan changes your “at-will” employment or service relationship. You acknowledge and agree that the terms of this Award may change prospectively in the event that your service status changes between full and part-time status in accordance with Company policies relating to work schedules and vesting of awards. You acknowledge that the vesting of the Units pursuant to this Notice is earned only by continuing Service as an Employee, Non-Employee Director or Consultant and the achievement of the Performance Metrics. You also understand that this Notice is subject to the terms and conditions of the Agreement and the Plan, both of which are incorporated herein by reference. You confirm that you have read the Notice, the Agreement and the Plan. By accepting this Award of Units, you consent to electronic delivery as set forth in the Agreement.

APPENDIX A

Performance Metrics

This Appendix A applies to the determination of the number of Earned Units for purposes of Section 3(a) of the Agreement.

1.    Performance Period. The performance period of the Units is January 1, 2016 through December 31, 2018 (the “Performance Period”).
2.    Units. The Target Number of Units and the Maximum Number of Units are as set forth in the Notice.
3.    Performance Metrics. The number of Units that may be earned under an Award and become Earned Units is determined by the level of achievement of the Revenue Metric and the Operating Margin Metric (each as defined below, and each, a “Performance Metric”) for the Performance Period.
(a)    “Revenue Metric” means the Company’s three-year compounded annual growth rate (CAGR) (as defined below) for Revenue (as defined below) for the Performance Period.
“Revenue” means the Company’s revenue, calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), as reported in its audited quarterly and annual financial statements.
“Three-Year CAGR” shall be calculated using the following formula:  2018 Revenue divided by 2015 Revenue)^(1/3) – 1, expressed as a percentage with one decimal point.

“2018 Revenue” means Revenue for the Company’s fiscal year 2018 from January 1, 2018 through December 31, 2018, reported in USD on a Constant Currency Basis (based on 2015 Revenue) (as defined below) and adjusted for all FX hedging-related gains and losses.

“2015 Revenue” means Revenue for the Company’s fiscal year 2015 from January 1, 2015 through December 31, 2015, reported in USD and adjusted for all FX hedging-related gains and losses.

“Constant Currency Basis (based on 2015 Revenue)” means all USD denominated revenue in 2018 plus all foreign currency denominated revenue in 2018 for each individual currency, multiplied by the simple average of the monthly average FX rates for each respective currency in 2015, such that the 2018 revenue does not include the impact of the change in FX rates between 2015 and 2018.  The monthly average FX rates for each currency in 2015 to be used in this calculation are set forth on Appendix B.

(b)     “Operating Margin Metric” means (x) the Company’s operating income, as calculated and publicly reported on a non-GAAP basis for the Company’s 2018 fiscal

1

year divided by (y) the Company’s Revenue for the Company’s 2018 fiscal year, expressed as a percentage with one decimal point.
4.    Calculation of Earned Units.
(a)    The number of Units that may be earned under an Award and become Earned Units is determined by multiplying the Target Number of Units by the Unit Multiplier (as defined below) that corresponds to the each of the Revenue Metric and the Operating Margin Metric (each as determined pursuant to the Section 5 of Appendix A) with each of the Performance Metrics being equally weighted. The following table summarizes this calculation of the number of Earned Units:

Target Number of Units	x	(50% x Revenue Metric Unit Multiplier (based on the Award Achievement Levels))	+	(50% x Operating Margin Metric Unit Multiplier (based on the Award Achievement Levels))	=	Earned Units

(b)    The number of Earned Units will be rounded down to the nearest full Share.
5.    Achievement of Performance Metrics. The achievement of the Performance Metrics will be determined as follows.
(a)    Each Performance Metric has a Threshold, Target and Stretch level of achievement, as set forth in the table below, and a corresponding Unit Multiplier, as set forth in the table below. The level of achievement percentages will be rounded to the nearest whole number.
“Revenue Metric Achievement” means the level of achievement of the Revenue Metric, expressed as a percentage and determined pursuant to this Section 5 and for which the Threshold, Target and Stretch levels of achievement are set forth in the table below titled “Award Achievement Levels.”
“Operating Margin Metric Achievement” means the level of achievement of Operating Margin Metric, expressed as a percentage and determined pursuant to this Section 5 and for which the Threshold, Target and Stretch levels of achievement are set forth in the table below titled “Award Achievement Levels.”
“Unit Multiplier” is the percentage that corresponds to the Revenue Metric Achievement and the Operating Margin Metric Achievement pursuant to this Section 5 and for which the Threshold, Target and Stretch levels are set forth in the table below. The Unit Multiplier will be multiplied by the Target Number of Units as set forth in Section 4(a) of Appendix A above to determine the number of Earned Units.
The following is the “Award Achievement Levels” table:

2

	Revenue Metric		Operating Margin Metric
Level	Revenue Metric Achievement	Unit Multiplier (for determining the number of Earned Units)	Operating Margin Metric Achievement	Unit Multiplier (for determining the number of Earned Units)
Threshold	***	33%	***	33%
Target	***	100%	***	100%
Stretch	***	125%	***	125%

(b)    The Performance Metrics are equally weighted at 50%.
(c)    The Revenue Metric Achievement must be at least at the Threshold level in order for the Operating Margin Metric Achievement to be achieved above Target Level. The Operating Margin Metric Achievement must be at least at the Threshold level in order for the Revenue Metric Achievement to be achieved above Target Level. For example, if the Revenue Metric Achievement is ***%, but the Operating Margin Metric Achievement is only ***% (which is below the Threshold), then (i) the Revenue Metric Achievement may not exceed ***% (and the corresponding Unit Multiplier may not exceed 100%) and (ii) the Operating Margin Metric Achievement is ***% (and the corresponding Unit Multiplier is 0%).
(d)    Revenue Metric Achievement and Operating Margin Metric Achievement between Threshold and Target and between Target and Stretch will be measured on a straight-line interpolation basis, and the corresponding Unit Multiplier will likewise be determined on a corresponding straight-line interpolation basis.
(e)    The Committee will determine the level of performance achievement for each Performance Metric and the corresponding Unit Multiplier pursuant to this Appendix A and Sections 2 and 3(a) the Agreement.
6.    Adjustment of Performance Metrics. The Committee may, in recognition of unusual or non-recurring items such as acquisition-related activities or changes in applicable accounting rules, provide for one or more equitable adjustments (based on objective standards) to the Performance Metrics to preserve the Committee’s original intent regarding the Performance Metrics at the time of the initial award grant.

3

***Confidential Treatment Requested

4

APPENDIX B

Constant Currency Rates

Should the Company record 2018 revenue in a foreign currency not on this list, this revenue will not be calculated on a 2015 constant currency basis, but will be adjusted for all FX hedging-related gains and losses should there be any.

5

CEPHEID

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

You (“You” or “Participant”) have been granted an award (the “Award”) of Performance-Based Restricted Stock Units (“Units”) subject to the terms, restrictions and conditions of the Cepheid 2015 Equity Incentive Plan, as amended from time to time (the “Plan”), the Notice of Performance-Based Restricted Stock Unit Award (the “Notice”) and this Performance-Based Restricted Stock Unit Award Agreement, including any special terms and conditions set forth in the appendices attached hereto (each, an “Appendix,” and together with the Performance-Based Restricted Stock Unit Award Agreement, the “Agreement”).
Unless otherwise defined herein or in the Notice, capitalized terms in this Agreement shall have the same defined meanings set forth in the Plan.
1.    Award. The Company hereby grants to Participant the Award set forth in the Notice, which, depending on the extent to which the Performance Metrics (as defined in Appendix A) are attained as of the end of the Performance Period, may result in Participant earning as few as zero Units or as many as the Maximum Number of Units set forth in the Notice. Subject to the terms of the Notice, this Agreement and the Plan, each Unit, to the extent it is earned and becomes an Earned Unit (as defined below) and vests, represents a right to receive on the applicable Settlement Date (as defined below) one (1) Share of Common Stock. Unless and until a Unit has been determined to be an Earned Unit and has vested as set forth in the Notice and this Agreement, Participant will have no right to settlement of such Unit. Prior to settlement of any Earned Units, such Units will represent an unfunded and unsecured obligation of the Company. The Award will expire on the Expiration Date set forth in the Notice.
2.    Committee Certification of Earned Units. As soon as practicable following the completion of the Performance Period, the Compensation Committee of the Board of Directors of the Company (the “Committee”) shall determine and certify in writing (the date of such certification being the “Certification Date”) the Performance Metrics that have been attained for the Performance Period, the resulting Unit Multipliers (as defined in Appendix A) and the resulting number of Units pursuant to the formula set forth in Appendix A or otherwise pursuant to this Agreement (the “Earned Units”) for the Performance Period and the number of Earned Units that vest on, or are eligible to vest after, the Certification Date. Notwithstanding the foregoing, if pursuant to Sections 3(b) or (c) or Section 4 the Award ceases to be subject to Performance Metrics, certification by the Committee shall no longer be required, and Units that become Vested Units (as defined below) pursuant to such Sections shall be deemed Earned Units for purposes of this Agreement. The Committee’s determination of the number of Earned Units, and the vesting of such Earned Units, pursuant to this Agreement will be binding on Participant.
3.    Determination & Vesting of Earned Units.
(a)    Completion of Performance Period. Except as otherwise provided by this Agreement, Earned Units will be determined upon the completion of the Performance Period pursuant to Section 2 and Appendix A and such Earned Units will vest on the Certification Date, provided Participant remains in Service to the Company as of the Certification Date.

(b)    Termination of Employment other than upon Death or Disability prior to Completion of Performance Period. If Participant’s Service terminates for any reason other than death or Disability prior to the completion of the Performance Period, all Units subject to the Award shall be forfeited to the Company and all rights of Participant to such Units shall immediately terminate.
[Notwithstanding the foregoing in this Section 3(b), if a Participant’s Service terminates (the date of such termination, the “Services Termination Date”) prior to both the completion of the Performance Period and a Corporate Transaction and such Participant’s employment agreement with the Company provides for vesting acceleration of time-based equity incentive awards in the event of a qualifying termination of Service prior to a Corporate Transaction, then, provided that Participant satisfies the requirements of such agreement, signs a general release of claims in favor of the Company (a “Release”) and satisfies all conditions to make the Release effective within thirty (30) days following the Services Termination Date, then the Target Number of Units (as set forth on the Notice) shall immediately vest in full (each, a “Termination Vested Unit”) and be settled in accordance with Section 5 below. Notwithstanding anything herein to the contrary, Participant shall not be entitled to earn, vest in or be settled as to more than the Target Number of Units.] ¹
(c)    Termination of Employment upon Death or Disability prior to Completion of the Performance Period. If Participant’s Service terminates upon death or Disability (the date of such termination, the “Death or Disability Termination Date”) prior to the completion of the Performance Period, and upon the Death or Disability Termination Date at least 12 months since the Date of Grant (as set forth on the Notice) have elapsed, then the Award will cease to be subject to the Performance Metrics and Participant will instead vest as set forth below.

(i)
Participant will vest in a pro-rata portion of the Target Number of Units (as set forth on the Notice). The pro-ration will be based upon the number of calendar months worked by Participant from (i) the first day of the Performance Period through the Death or Disability Termination Date (ii) divided by 36. Participant shall be deemed to have worked a full calendar month if Participant has worked any portion of that month. Each Unit that is vested pursuant to this schedule is referred to as a “Death or Disability Vested Unit.”

(ii)
The aggregate number of Death or Disability Vested Units determined pursuant to this Section 3(c) as of the Death or Disability Termination Date will be settled in accordance with Section 5 below. Any of the Target Number of Units that are not Death or Disability Vested Units pursuant to Section 3(c)(i) as of the Death or Disability Termination Date shall be forfeited to the Company and all rights of Participant to such Units shall immediately terminate. Notwithstanding anything herein to the contrary, Participant shall not be entitled to earn, vest in or be settled as to more than the Target Number of Units.

_____________
¹ NOTE: The bracketed language in this Section 3(b) regarding a pre-CIC termination will only be included in Performance Restricted Stock Unit Agreement for the Company’s Chief Executive Officer.

(d)    Corporate Transaction prior to Completion of Performance Period. In the event of a Corporate Transaction prior to the completion of the Performance Period, provided Participant remains in Service to the Company as of the Corporate Transaction, Earned Units shall be determined and vest and become Corporate Transaction Vested Units (as defined below) in accordance with Section 4 and Appendix A.
(e)    Immediately following the determination of the number of Earned Units for purposes of Section 3(a) and the number of the Termination Vested Units, Death or Disability Vested Units or Corporate Transaction Vested Units (each, a “Vested Unit”) for purposes of Section 3(b) – (d), all Units subject to the Award that are not Earned Units or Vested Units, as applicable, shall be forfeited to the Company and all rights of Participant to such Units shall immediately terminate.
(f)    For the avoidance of doubt, if pursuant to Sections 3(b) – (d) the Award is no longer subject to the Performance Metrics, then the Target Number of Units referenced in Sections 3(b) – (d) will equal the number of Target Number of Units set forth on the Notice without adjustment.
4.    Corporate Transaction. In the event of a Corporate Transaction and provided Participant remains in Service with the Company as of the Corporate Transaction, this Section 4 shall determine the treatment of the Units.
(a)    Corporate Transaction on or after Completion of Performance Period. In the event of the closing of a Corporate Transaction (the “Closing Date”) on or after the completion of the Performance Period, the number of Earned Units shall, if not previously certified by the Committee in accordance with Section 2 and settled in accordance with Section 5, be certified by the Committee on or prior to the Closing Date in accordance with Section 2 and settled immediately prior to or within 30 days following the Closing Date.
(b)    Corporate Transaction prior to Completion of Performance Period. In the event that the Closing Date of a Corporate Transaction occurs prior to the completion of the Performance Period, then the Award will cease to be subject to the Performance Metrics and will instead vest pursuant to a time-based vesting schedule as set forth in Section 4(b)(i) and (ii) below.

(i)
The Target Number of Units (as set forth on the Notice) will vest over time (each such Unit, a “Corporate Transaction Time-Vesting Unit”) as follows: the Corporate Transaction Time-Vesting Units will vest over three years with equal quarterly installments of 1/12 of the total Corporate Transaction Time-Vesting Units vesting on the last day of each full three-month period commencing on the first day of the Performance Period, subject to Participant’s continued Service on each quarterly vesting date; provided, however, that none of the Corporate Transaction Time-Vesting Units will vest prior to the one-year anniversary of the Date of Grant (the “One-Year Cliff”) such that any Corporate Transaction Time-Vesting Units that would have vested pursuant to the quarterly vesting schedule prior to the One-Year Cliff will not vest and will instead accrue and vest only upon the Participant remaining Service until the One-Year Cliff (the “Time-Based Vesting Schedule”). Each of the Corporate Transaction Time-

Vesting Units that vests pursuant to the Time-Based Vesting Schedule is referred to as a “Corporate Transaction Vested Unit.” Subject to Participant’s continued Service to the Company as of the day prior to the Closing Date (the “Corporate Transaction Measurement Date”) a portion of the Corporate Transaction Time-Vesting Units may be Vested Units pursuant to the Time-Based Vesting Schedule and will be settled within 30 days following the Closing Date, but in any event in accordance with Section 5.

(ii)
Each of the Corporate Transaction Time-Vesting Units that is not a Vested Unit as of the Corporate Transaction Measurement Date pursuant to the Time-Based Vesting Schedule will be unvested and will continue to vest pursuant to the Time-Based Vesting Schedule following the Closing Date, provided that Participant’s Service has not terminated prior to an applicable vesting date except as provided in Section 4(d) below. (For illustrative purposes only, assuming that the Target Number of Units is 36,000, the Date of Grant is July 31, 2016, the Closing Date is May 15, 2017 and Participant continues to provide Service to the Company on the Closing Date, then as of the Closing Date 15,000 Units (representing 5 quarters ending March 31, 2017 with 3,000 Units vesting each quarter) will have accrued, but because the One-Year Cliff has not yet occurred, no Corporate Transaction Time-Vesting Units will vest and become Corporate Transaction Vested Units on the Closing Date. Then, provided Participant remains in Service with the Company on July 31, 2017, which is the One-Year Cliff, 18,000 Units (representing 6 quarters ending June 30, 2017) will vest and become Corporate Transaction Vested Units and 18,000 Units (representing the remaining 6 quarters) will be unvested and will be eligible to become Corporate Transaction Vested Units pursuant to the Time-Based Vesting Schedule.)

(iii)
For purposes of this Section 4(b) payment for each Corporate Transaction Vested Unit shall be made in the amount and in the form of the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a Share of Common Stock on the Closing Date was entitled to receive in the Corporate Transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares of Common Stock).

(iv)
Any Corporate Transaction Time-Vesting Units that do not vest pursuant to Section 4(b)(i) or (ii) shall be forfeited to the Company and all rights of Participant to such Units shall immediately terminate. Notwithstanding anything herein to the contrary, Participant shall not be entitled to earn, vest in or be settled as to more than the Target Number of Units.

(c)    Corporate Transaction in which Awards are not Assumed. Notwithstanding anything to the contrary in Section 4(b) or the Plan, in the event of a Corporate Transaction in which the Units are not assumed or replaced by the successor entity, the Award will cease to be subject to the Performance Metrics and instead the Target Number of Units (as set forth on the Notice) will vest in full as of immediately prior to the Closing

Date and will be settled immediately prior to or within 30 days following the Closing Date but in any event in accordance with Section 5.
(d)    Qualifying Termination in Connection with Corporate Transaction. Notwithstanding anything to the contrary in Section 4, in the event of a Corporate Transaction, if a Participant’s Change of Control Retention and Severance Agreement or other similar agreement or employment agreement with the Company provide for accelerated vesting in the event of a qualifying termination of Service on or following a Corporate Transaction, and Participant satisfies the requirements of such agreement, including, but not limited to any release requirements, then, notwithstanding anything to the contrary in such agreement, for purposes of this Award only, the accelerated vesting provided in such agreement shall apply to the unvested Corporate Transaction Time-Vesting Units as determined in accordance with Section 4(b).
(e)    For the avoidance of doubt, Corporate Transaction Time-Vesting Units referenced in Section 4 will equal the number of Target Number of Units set forth on the Notice without adjustment.
5.    Settlement. For each Earned Unit as determined pursuant to Section 3(a), settlement shall be made within 30 days following the Certification Date and for each Vested Unit as determined pursuant to Section 3(b), 3(c) or 4, settlement shall be made within 30 days following the vesting date, but in any event no later than the 15th day of the third calendar month following the end of the calendar year in which the Certification Date or vesting date occurs, respectively (such date, the “Settlement Date”).
6.    No Stockholder Rights. Unless and until such time as Shares are issued in settlement of Vested Units, Participant shall have no ownership of the Shares allocated to the Units and shall have no right to dividends or to vote such Shares.
7.    No Dividend Equivalents. Dividends, if any (whether in cash or Shares), and dividend equivalents, shall not be credited to Participant on Units.
8.    No Transfer. Units may not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of in any manner other than by will or by the laws of descent or distribution or court order or unless otherwise permitted by the Committee on a case-by-case basis.
9.    Section 280G Provision. If the payments and benefits provided for in this Agreement, pursuant to a Participant’s Change of Control Retention and Severance Agreement or other similar agreement or employment agreement with the Company, or otherwise constitute “parachute payments” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), but for this Section 9, would be subject to the excise tax imposed by Section 4999 of the Code, then the payments and benefits under this Agreement will be payable, at Participant’s election, either in full or in such lesser amount as would result, after taking into account the applicable federal, state and local income taxes and excise tax imposed by Section 4999 of the Code, in Participant’s receipt on an after-tax basis of the greatest amount of benefits. In the event Participant elects to receive such lesser amount of the payments and benefits under this Agreement, the payments and benefits shall be reduced in the following order: (A) a pro rata reduction of (i) cash payments that are subject to Section 409A of the Code (“Section 409A”) as deferred compensation and (ii) cash payments not subject to Section 409A;

(B) a pro rata reduction of (i) employee benefits that are subject to Section 409A as deferred compensation and (ii) employee benefits not subject to Section 409A; and (C) a pro rata cancellation of (i) accelerated vesting of stock and other equity-based awards that are subject to Section 409A as deferred compensation and (ii) stock and other equity-based awards not subject to Section 409A. In the event that acceleration of vesting of stock and other equity-based award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Participant’s stock and other equity-based awards unless Participant elects in writing a different order for cancellation.
10.    Responsibility for Taxes.
(a)    Withholding and Net Issuance of Shares. Participant acknowledges that, regardless of any action taken by the Company or, if different, Participant’s employer (the “Employer”) the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”), is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Participant further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Units, including, but not limited to, the grant, vesting or settlement of the Units, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Units to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant is subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to any relevant taxable or tax withholding event, as applicable, Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, Participant authorizes the Company or its agent to satisfy the obligations with regard to all Tax-Related Items by withholding Shares to be issued upon settlement of the Units having a Fair Market Value (determined on the date that the amount of Tax-Related Items to be withheld is determined) equal to the amount of Tax-Related Items required to be withheld. In the event that such withholding in Shares is problematic under applicable tax or securities law or has materially adverse accounting consequences, by Participant’s acceptance of the Units, Participant authorizes and directs the Company and any brokerage firm determined acceptable to the Company to sell on Participant’s behalf a whole number of Shares from those issued to Participant as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the obligation for Tax-Related Items.
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case Participant will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, Participant is deemed to have been issued the full number of Shares subject to the vested Units, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.

Finally, Participant agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if Participant fails to comply with Participant’s obligations in connection with the Tax-Related Items.
Notwithstanding anything in this Section 10 to the contrary, to avoid a prohibited acceleration under Section 409A, if Shares subject to Units will be withheld (or sold on Participant's behalf) to satisfy any Tax-Related Items arising prior to the date of settlement of the Units for any portion of the Units that is considered nonqualified deferred compensation subject to Section 409A, then the number of Shares withheld (or sold on Participant's behalf) shall not exceed the number of Shares that equals the liability for Tax-Related Items.
(b)    U.S. Tax Consequences. If Participant is a U.S. taxpayer, he or she acknowledges that there will be tax consequences upon settlement of the Units or disposition of the Shares, if any, received in connection therewith, and Participant should consult a tax adviser regarding Participant’s tax obligations prior to such settlement or disposition. Upon settlement of the Units, Participant will include in income the fair market value of the Shares subject to the Units. The included amount will be treated as ordinary income by Participant and will be subject to withholding by the Company and/or Employer when required by applicable U.S. law. Upon disposition of the Shares, any subsequent increase or decrease in value will be treated as short-term or long-term capital gain or loss, depending on whether the Shares are held for more than one year from the date of settlement. Further, a Unit may be considered a deferral of compensation that may be subject to Section 409A. Section 409A imposes special rules to the timing of making and effecting certain amendments of the Units with respect to distribution of any deferred compensation. Participant should consult with his or her personal tax advisor for more information on the actual and potential tax consequences of the Units.
11.    Nature of Grant. In accepting the grant, Participant acknowledges, understands and agrees that:
(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)    the grant of the Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Units, or benefits in lieu of Units, even if Units have been granted in the past;
(c)    all decisions with respect to future Units or other grants, if any, will be at the sole discretion of the Company;
(d)    the Unit grant and Participant’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment or services contract with the Company, the Employer or any Parent or Subsidiary of the Company;
(e)    Participant is voluntarily participating in the Plan;

(f)    the Units and the Shares subject to the Units, and the income and value of same, are not intended to replace any pension rights or compensation;
(g)    the Units and the Shares subject to the Units, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(h)    unless otherwise agreed with the Company, the Units and the Shares subject to the Units, and the income and value of same, are not granted as consideration for, or in connection with, any service Participant may provide as a Non-Employee Director;
(i)    the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
(j)    unless otherwise expressly provided in this Agreement or determined by the Company, Participant’s right to vest in the Units under the Plan, if any, will terminate as of the Termination Date (regardless of the reason for such termination and whether or not later found to be invalid or in breach of labor laws in the jurisdiction where Participant is employed or the terms of his or her employment or service agreement, if any) and will not be extended by any notice period (e.g., Participant's period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any); the Committee shall have the exclusive discretion to determine when Participant has Terminated for purposes of the Unit grant;
(k)    unless otherwise provided in the Plan or by the Company in its discretion, the Units and the benefits evidenced by this Agreement do not create any entitlement to have the Units or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares of the Company; and
(l)    the following provisions apply only if Participant is providing services outside the United States:
(i)    no claim or entitlement to compensation or damages shall arise from forfeiture of the Units resulting from Participant’s Termination (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant rendered services or the terms of Participant’s employment agreement, if any), and, in consideration of the grant of the Units to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against the Company, any Parent or Subsidiary of the Company (including the Employer), waives his or her ability, if any, to bring any such claim, and releases the Company, its Parent or Subsidiary (including the Employer) from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;
(ii)    the Units and the Shares subject to the Units, and the income and value of same, are not part of normal or expected compensation or salary for any purpose; and

(iii)    neither the Company, the Employer nor any Parent or Subsidiary of the Company shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the Units or of any amounts due to Participant pursuant to the settlement of the Units or the subsequent sale of any Shares acquired upon settlement.
12.    No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares. Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
13.    Data Privacy. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Agreement and any other Unit grant materials by and among, as applicable, the Employer, the Company and its Parent or Subsidiaries for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.
Participant understands that the Company and the Employer may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Units or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

Participant understands that Data will be transferred to E*TRADE Corporate Financial Services, Inc. or such stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of Data may be located in the United States or elsewhere, and that recipients’ country (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of Data by contacting his or her local human resources representative. Participant authorizes the Company, E*TRADE and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands that if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, his or her employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing Participant’s consent is that the

Company would not be able to grant Participant Units or other equity awards or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.
14.    Entire Agreement; Enforcement of Rights. This Agreement (including the Appendices), the Plan and the Notice constitute the entire agreement and understanding of the parties relating to the subject matter herein and supersede all prior discussions between them. Any prior agreements, commitments or negotiations concerning the Units granted hereunder are superseded. Except as provided in Sections 20 and 21, no modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing and signed by the parties to this Agreement. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.
15.    Compliance with Laws and Regulations. The issuance of the Shares will be subject to and conditioned upon compliance by the Company and Participant with all applicable securities and exchange control laws and regulations relevant to the Company and the offer of the Units and the underlying Shares and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s Common Stock may be listed or quoted at the time of such issuance or transfer.
16.    Governing Law and Venue; Severability. If one or more provisions of this Agreement are held to be unenforceable, the parties agree to renegotiate such provisions in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provisions, then (i) such provision shall be excluded from this Agreement, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Agreement shall be enforceable in accordance with its terms. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law. For purposes of litigating any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the court of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.
17.    No Rights as Employee, Director or Consultant. Nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company, or a Parent or Subsidiary of the Company, to terminate Participant’s service, for any reason, with or without Cause.
18.    Language. If Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
19.    Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. Participant hereby consents to the electronic delivery of the Notice, this Agreement, the Plan, account statements, Plan prospectuses required by the SEC, U.S. financial reports of the Company, and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements) or other communications or information related to the Units. In addition, Participant agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. Electronic delivery may include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other delivery determined at the Company’s discretion. Participant acknowledges that Participant may receive from the Company a paper copy of any documents delivered electronically at no cost if Participant contacts the Company by telephone, through a postal service or electronic mail at stock.admin@cepheid.com or another email address selected by the Company in the future. Participant further acknowledges that Participant will be provided with a paper copy of any documents delivered electronically if electronic delivery fails; similarly, Participant understands that Participant must provide on request to the Company or any designated third party a paper copy of any documents delivered electronically if electronic delivery fails. Also, Participant understands that Participant’s consent may be revoked or changed, including any change in the electronic mail address to which documents are delivered (if Participant has provided an electronic mail address), at any time by notifying the Company of such revised or revoked consent by telephone, postal service or electronic mail at stock.admin@cepheid.com or another email address selected by the Company in the future. Finally, Participant understands that Participant is not required to consent to electronic delivery.
20.    Appendix. Notwithstanding any provisions in this Agreement, the Unit grant shall be subject to any special terms and conditions set forth in the Appendix. The Appendix constitutes part of this Agreement.
21.    Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. Moreover, if Participant relocates outside of the U.S., special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.
22.    Acknowledgement. The Company and Participant agree that the Units are granted under and governed by the Notice, this Agreement (including the Appendices) and the provisions of the Plan. Participant (i) acknowledges receipt of a copy of the Plan and the Plan prospectus, (ii) represents that Participant has carefully read and is familiar with their provisions, and (iii) hereby accepts the Units subject to all of the terms and conditions set forth herein and those set forth in the Plan and the Notice.
23.    Section 409A. If Participant is a U.S. taxpayer, for purposes of this Agreement, a Termination of employment will be determined consistent with the rules relating to a “separation from service” as defined in Section 409A. Notwithstanding anything else provided herein, to the extent any payments provided under this Agreement in connection with Participant’s termination of employment constitute deferred compensation subject to Section 409A, and Participant is deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payment shall not be made or commence until the earlier of (a) the expiration of the six-month period measured from Participant’s separation from service or (b) the date of Participant’s death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Participant including, without limitation, the additional tax for which Participant would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this Section are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
24.    Adjustment. If the number of outstanding Shares is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification, spin-off, split-off or similar change in the capital structure of the Company, the number of Shares covered by the Units may be adjusted pursuant to the Plan.
25.    Insider Trading Restrictions/Market Abuse Laws. Participant acknowledges that Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect his or her ability to acquire or sell the Shares or rights to the Shares under the Plan during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws in Participant’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Participant acknowledges that it is Participant’s responsibility to comply with any applicable restrictions, and Participant is advised to speak to his or her personal advisor on this matter.
26.    Waiver. Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Participant or any other Participant.
27.    Award Subject to Company Clawback or Recoupment. The Units shall be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Board or required by law during or after the term of Participant’s employment or other Service that is applicable to executive officers, Employees, Directors or other service providers of the Company, and in addition to any other remedies available under such policy and applicable law, may require the cancellation of Participant’s Units (whether vested or unvested) and/or the repayment or recoupment of any gains realized with respect to Participant’s Units. The Participant hereby agrees to promptly pay to the Company any such amounts required to be paid pursuant to any such policy.
* * * * *
Upon electronic acceptance by Participant, Participant and the Company agree that the Units are granted under and governed by the terms and conditions of the Plan, the Notice and this Agreement (including the Appendices). Participant has reviewed the Plan, the Notice and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement, and fully understands all provisions of the Plan, the Notice and this Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan, the Notice and this Agreement. Participant further agrees to notify the Company upon any change in Participant’s residence address.